Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iris Energy Limited

Sydney, NSW, Australia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 30, 2021, except for the effects of the reverse stock split discussed in Note 2 which is dated November 8, 2021, with respect to the audits of the consolidated financial statements of Iris Energy Limited as of and for the years ended June 30, 2021 and June 30, 2020, which report appears in the Prospectus included in the Registration Statement on Form F-1 (No. 333-260488) and Form 8-A (No. 333-41072).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP

Dallas, Texas

November 23, 2021